UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2025

Incannex Healthcare Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41106	93-2403210
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 105, 8 Century Circuit Norwest, NSW 2153 Australia	Not applicable
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: +61 409 840 786

(Former Name or Former Address, if Changed Since Last Report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, $0.0001 par value per share	IXHL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 23, 2025, Incannex Healthcare Inc. (the “Company”) received a written notice (the “Notice”) from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, because the closing bid price for the Company’s common stock, par value $0.0001 per share (the “Common Stock”), closed below $1.00 per share for 30 consecutive trading days, the Company no longer meets the minimum bid price requirement for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(a)(1) (the “Bid Price Requirement”). This Notice is only a notification of a deficiency and has no immediate effect on the listing of the Company’s common stock, which continues to trade on The Nasdaq Global Market under the symbol “IXHL.”

Pursuant to Nasdaq Listing Rule 5810(c)(3)(A) (the “Compliance Period Rule”), the Company has been provided an initial period of 180 calendar days, or until October 20, 2025 (the “Compliance Date”), to regain compliance with the Bid Price Requirement. To regain compliance, the closing bid price of the Company’s Common Stock must meet or exceed $1.00 per share for a minimum of 10 consecutive business days as required under the Compliance Period Rule (unless the Staff exercises its discretion to extend this ten-day period pursuant to Nasdaq Listing Rule 5810(c)(3)(H)).

If the Company does not regain compliance with the Bid Price Requirement by the Compliance Date, the Company may be eligible for an additional 180 calendar day compliance period. To qualify, the Company would need to transfer the listing of its Common Stock to The Nasdaq Capital Market and meet the continued listing requirement for the market value of publicly held shares and all other initial listing standards, with the exception of the Bid Price Requirement. To effect such a transfer, the Company would also need to pay an application fee to Nasdaq and would need to provide written notice to the Staff of the Company’s intention to cure the deficiency during the additional compliance period by effecting a reverse stock split, if necessary. This application and additional 180-day compliance period is subject to review and approval of the Staff.

The Company remains committed to maintaining its listing on Nasdaq and is actively evaluating and pursuing all available options to regain compliance with the minimum bid price requirement within the prescribed timeframe.

In parallel, the Company continues to make significant progress on its key clinical programs. Most notably, its lead asset, IHL-42X for obstructive sleep apnea, is advancing through the pivotal RePOSA Phase 2/3 clinical trial. Top-line data from the Phase 2 component is expected before the end of the first half of 2025. This would represent a major milestone for the Company and has the potential to create substantial value for stockholders.

The Company remains confident that continued clinical progress and increased engagement with the market will support efforts to meet the Nasdaq listing requirements and deliver long-term value to stockholders.

Forward-Looking Statement

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “intends,” “may,” “will,” “maintain,” “continued,” “confident,” “potential,” “expected” or other similar expressions. Such statements are subject to certain risks and uncertainties that may cause the Company’s actual results to differ from the expectations expressed in the forward-looking statements. These risks include risks that (i) the Company may not be able to regain compliance with the Bid Price Requirement during any compliance period or in the future, whether through a reverse stock split or otherwise, (ii) a reverse stock split, if completed, may not result in the sustained price increase needed to regain Nasdaq compliance, (iii) the Company may not receive any additional compliance period, (iv) the Company may not otherwise meet Nasdaq compliance standards for the Nasdaq Global Market or the Nasdaq Capital Market and may therefore be subject to delisting for additional deficiencies, (v) any appeal of the Staff’s decisions may be unsuccessful, (vi) a reverse stock split would require stockholder approval and may require investor consent per the terms of the private placement, each which may not be obtained or obtained when needed in order for the Company to regain or maintain compliance with applicable Nasdaq compliance standards, (vii) we may not receive data from our clinical trials when excepted or in a timely manner, such data may not be positive and any topline, interim or preliminary data from our clinical trials may not be representative of final results, and (viii) other risks as set forth in Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended June 30, 2025 filed with the SEC on September 30, 2024 and subsequently filed reports. The forward-looking statements contained in this report speak only as of the date of this report and the Company undertakes no obligation to publicly update any forward-looking statements to reflect changes in information, events or circumstances after the date of this report, unless required by law.

Item 8.01. Other Events.

The information contained in Item 3.02 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INCANNEX HEALTHCARE INC.

Dated: April 25, 2025	By:	/s/ Joel Latham
Joel Latham
Chief Executive Officer and President

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